                                                                 EXHIBIT 11
                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              FISCAL YEARS
                                                          ---------------------
                                                           1994    1993   1992
                                                          ------  ------ ------
Net income (loss)........................................ $  (25) $   50 $   85
Less: Dividends on convertible preferred stock...........    --        8     17
                                                          ------  ------ ------
Net income (loss) available for common shareholders...... $  (25) $   42 $   68
                                                          ======  ====== ======
Primary Earnings (Loss) Per Common Share
Shares--
  Weighted average number of common shares outstanding...  151.5   107.4   99.8
  Assuming distribution of common shares reserved under
   employee stock purchase plan, based on withholdings to
   date, less shares assumed purchased at average
   market(1).............................................    --       .1     .1
  Assuming distribution of common shares granted under
   comprehensive stock plan, less shares assumed
   purchased at average market(1)........................    --      5.5    5.8
  Assuming distribution of common shares issuable for
   warrants, less shares assumed purchased at average
   market(1)(2)..........................................    --      --     --
                                                          ------  ------ ------
                                                           151.5   113.0  105.7
                                                          ======  ====== ======
Primary Earnings (Loss) Per Common Share................. $ (.17) $  .37 $  .64
                                                          ======  ====== ======
Fully Diluted Earnings (Loss) Per Common Share
Shares--
  Weighted average number of common shares outstanding...  151.5   107.4   99.8
  Assuming distribution of common shares reserved under
   employee stock purchase plan, based on withholdings to
   date, less shares assumed purchased at higher of
   average or ending market(1)...........................    --       .1     .2
  Assuming distribution of common shares granted under
   comprehensive stock plan, less shares assumed
   purchased at higher of average or ending market(1)....    --      7.6    6.5
  Assuming distribution of common shares issuable for
   warrants, less shares assumed purchased at higher of
   average or ending market(1)(2)........................    --      --     --
  Assuming issuance of common shares upon conversion of
   subordinated debt(3)..................................    --       .7    --
  Assuming issuance of common shares upon conversion of
   convertible preferred stock(3)........................    --      5.5    --
                                                          ------  ------ ------
                                                           151.5   121.3  106.5
                                                          ======  ====== ======
Fully Diluted Earnings (Loss) Per Common Share........... $ (.17) $  .35 $  .64
                                                          ======  ====== ======

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(1) Common equivalent shares and other potentially dilutive securities were antidilutive in 1994.

(2) Stock warrants were issued in 1994.

(3) Convertible subordinated debt and convertible preferred stock were antidilutive in 1992 and 1994.